Exhibit 99.1

Sunshine Bancorp, Inc. Announces Equity Raise

For Immediate Release

PLANT CITY, Fla—(BUSINESSWIRE) – Sunshine Bancorp, Inc. (NASDAQ:SBCP), the parent company of Sunshine Bank, announced that on December 2, 2015 it entered into definitive agreements to sell an aggregate of 875,000 shares of common stock at a price of $13.92 per share to certain institutional or accredited investors in a private placement. The Company anticipates that the transaction will close on or about December 4, 2015. The gross proceeds to the Company from the transaction are expected to be approximately $12.18 million, which the Company intends to use for general corporate purposes.

Andrew Samuel, the President and Chief Executive Officer of the Company, commented, “We are pleased that these institutional and other investors have confidence in the future of Sunshine Bancorp, and we welcome them as shareholders.”

Raymond James is serving as sole placement agent for the Company’s private placement of common stock.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Company was first organized in 1954 in Plant City. In 2014, after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Sunshine Bank serves individual and business customers from ten branch locations and two loan production offices in Hillsborough, Pasco, Polk, Manatee, and Orange Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website at www.mysunshinebank.com. Member FDIC \\ Equal Housing Lender.

Sunshine Bancorp, Inc.

Brent S. Smith, 813-365-4334

Source: Sunshine Bancorp, Inc.